Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

ANIK - Q4 2004 Anika Therapeutics Earnings Conference Call

Event Date/Time: Feb. 24. 2005 / 11:00AM ET

EVENT DURATION: N/A

Thomson StreetEvents	streetevents@thomson.com	617.603.7900	www.streetevents.com

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

CORPORATE PARTICIPANTS

Charles Sherwood

Anika Therapeutics - President & CEO

Jim O’Neill

Anika Therapeutics - Controller & CAO

CONFERENCE CALL PARTICIPANTS

Brian Wong

First Albany Capital - Analyst

Clint Kuboyama

Sidoti & Co. - Analyst

Bill Gibson

Nollenberger - Analyst

Neal Gore

UBS Financial Services - Analyst

Curtis Urgott

Private Investor

PRESENTATION

Operator

At this time I would like to welcome everyone into the Anika Therapeutics’ 2004 fourth-quarter financial results. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks there will be a question and answer period. (OPERATOR INSTRUCTIONS). Mr. Sherwood, you may begin your conference.

Charles Sherwood - Anika Therapeutics - President & CEO

 Good morning everyone. Thank you for joining us for Anika Therapeutics’ conference call on fourth-quarter 2004 results. I am Charles Sherwood, President and Chief Executive Officer. Joining me on the call today is Jim O’Neill, our Controller and Chief Accounting Officer. A press release with fourth quarter results was issued last evening. If you have not received a copy, please contact Wade Huckabee at 310-279-5971. The results are also posted on our Website.

The major areas we will cover in our call today include our financial performance for the full year and fourth-quarter of 2004, a short look at corporate developments in 2004, sales trends for our major product lines, research and development programs, our progress on other significant corporate initiatives, and finally our plans for 2005. We will then open the call to your questions. With that, it is my pleasure to turn the call over to Jim O’Neill.

Jim O’Neill  - Anika Therapeutics - Controller & CAO

 Thanks, Chuck. Let me begin by first reviewing Anika’s Safe Harbor statement with regard to forward-looking statements. The statements made in this call which are not statements of historical fact are forward-looking statements as defined in the Securities Exchange Act of 1934. Words such as “will,” “believe,” “appears,” “plans,” “expect,” “anticipate,” “currently,” “forward,” “seeks,” “continue,” “target,” “goals,” “objectives,” “on track,” “intend,” “pursue,” “look,” “always,” as well as other expressions which are predictions or indications of future events or trends, and which do not constitute historical matters, identify forward-looking statements.

These statements are based on the current beliefs and expectations of management and are subject to significant risks and uncertainties. The Company’s actual results could differ materially from any anticipated future results, performance or achievements described in the forward-looking statements as a result of a number of factors, including those set forth in last evening’s press release, the Company’s SEC filings and other press releases.

I will now review the fourth-quarter and full year financial results. For the fourth-quarter ended December 31, 2004, total revenues rose 53% to $7.7 million compared with $5 million in the same period last year. Product revenue for the fourth-quarter rose 10% to $5.5 million from $5 million in the same period last year. Broken down by product category, fourth quarter sales were as follows: Total OrthoVisc sales accounted for 28% of total product sales for the fourth-quarter and were up 71% over sales for the prior year’s quarter to $1.5 million. These amounts include royalty fees tied to end user sales from our U.S. distribution partner, Ortho Biotech Products, and international sales of OrthoVisc which were $1.1 million for the quarter.

Ophthalmic products accounted for 61% of total product sales during the fourth-quarter equal to approximately $3.3 million. This figure represents a 14% decrease from sales for the fourth-quarter of 2003. Hyvisc contributed approximately 11% of total product sales for the fourth-quarter or $624,000. Hyvisc sales for the quarter were up 149% compared to the same period last year. For the full year, revenues increased 72% to $26.5 million from $15.4 million for 2003. Product revenue for 2004 totaled $22.3 million, up 45% from $15.3 million for 2003.

Total OrthoVisc revenue rose 183%. In particular, international sales of OrthoVisc increased 31% over 2003. For the full year Ophthalmic products sales were up 10% and Hyvisc sales rose 18%. Overall, Anika’s three main commercial lines contributed to 2004 product sales as follows: ophthalmic products contributed 52% to 2004 product sales, OrthoVisc contributed 39%, and Hyvisc 9%. Licensed milestone and contract revenue for the fourth quarter totaled $2.2 million. Of this approximately $1.1 million is for previously announced milestone payments received in conjunction with a licensing and supply agreement with Ortho Biotech. License, milestone and contract revenues for all of 2004 totaled $4.2 million.

We made positive gains in gross margins primarily due to efficiency gains in our manufacturing operations and a higher margin product mix. The gross product margin for the fourth quarter of 2004 was 57.3% versus 54.7% from the same period in 2003. The gross product margins for full year 2004 was 55.4% versus 47.8% for 2003. Research and development expenses for the fourth-quarter rose 53% to $1.1 million compared to $656,000 for fourth-quarter 2003. R&D expenditure for the full year were $4.1 million, up 57% from $2.6 million for 2003. Increases for the quarter and full year reflects expenses for clinical trials currently underway.

Ortho Neutrogena, our development partner for our cosmetic tissue augmentation or CTA product, is covering most of the costs associated with the CTA development including the ongoing clinical trial. Total contract revenue recognized from Ortho Neutrogena for CTA development expenses totaled $1.4 million for the year.

Fourth-quarter SG&A expenses were up 48% to $1.9 million. This is primarily due to increases in professional service fees including costs associated with Sarbanes-Oxley compliance work. For the full year SG&A rose 44% to $6 million. Interest income for the full year was approximately $389,000. We recorded a provision for income taxes in the fourth quarter of $785,000. The provision for income taxes for the full year was $2.6 million, making the overall effective tax rate for 2004 approximately 39%.

Full year results included a previously disclosed one time deferred income tax benefit recorded in the first quarter of $7 million equal to $0.52 per diluted share. Net income for 2004 fourth quarter equaled $1.8 million or $0.15 per diluted share compared with $801,000 or $0.07 per diluted share in the fourth-quarter of 2003. Net income for the year was $11.2 million or $0.98 per diluted share. Excluding the income tax benefit of $0.62 per share, net income per diluted share for 2004 was $0.36 per share. This compares with 2003 net income of $827,000 or $0.08 per diluted share.

Moving now to the balance sheet, cash and cash equivalents at December 31, 2004 totaled $39.3 million. This compares with $34 million at September 30, 2004, and $14.6 million at December 31, 2003.

Most of this increase in the fourth quarter is attributable to a previously announced milestone payment of $5 million received from Ortho Biotech Products for the incorporation of plant upgrades into Anika’s manufacturing operations. Days sales outstanding, or DSOs for the quarter, averaged 30 days compared with 25 days at the end of the third quarter, still quite low for our industry segment. Total inventories stood at $4.2 million at December 31, 2004, only slightly higher than at the end of the third quarter of 2004. Inventory turns averaged 2.2 times for the fourth quarter compared with 2.5 times for the third quarter.

That completes the financial summary of fourth-quarter and 2004 results. I will now turn the call back over to Chuck for a review of operations for the quarter and the year.

Charles Sherwood  - Anika Therapeutics - President & CEO

Thank you, Jim. 2004 was definitely a very good year for Anika and our strong financial results for the year reflect that. We made some major strides forward over the year and I think it is important to stand back for a minute and reflect on some of these accomplishments. Most notably, we grew revenue by over 70%. Net income per share for the year, excluding the onetime income tax benefit of $0.62 per share rose to $0.36 per diluted share from $0.08 per diluted share in 2003. We ended the year with cash and cash equivalents of close to $40 million, up from approximately $15 million at the close of 2003. Sales were up across the board for all of our commercial products.

We obtained FDA approval for and launched OrthoVisc, our human osteoarthritis product in the United States. We recorded more than 30% growth in international sales, primarily due to OrthoVisc. We entered into a new supply agreement with our largest ophthalmics products customer, Bausch & Lomb, an agreement that provides a long-term stable platform for corporate growth. We launched clinical trials for two new product candidates and entered into a development and commercialization agreement with Ortho Neutrogena for one of those products. Finally, we continued to refine our manufacturing capabilities resulting in improved margins.

These measures have put us on track toward maintaining profitability while we enter a new phase in the Company’s lifecycle. Overall, I am optimistic about the future and excited about the opportunities that lie before us.

I will now provide a summary of a major business developments of the quarter. I will then wrap up with a discussion of our plans and objectives for 2005 before opening the call to your questions.

Let’s start with a run down on developments in our three major product franchises: osteoarthritis, ophthalmics, and veterinary. We will begin with OrthoVisc, our product for osteoarthritis of the knee. Sales of this product were up 71% for the quarter and 183% for the full year. As many have you know, sales activities for OrthoVisc in the U.S. commenced in March of 2004 by our partner Ortho Biotech, a division of Johnson & Johnson. On our last conference call, we discussed the somewhat sluggish start that we were experiencing and our commitment to working even closer with Ortho Biotech to refine and augment the marketing and sales effort in the United States.

As part of this, sales in the fourth-quarter were stimulated by promotional discounts and product sampling programs that ran from late September to early November. We are still waiting to see the full and long-term effects of these programs on building product adoption and loyalty among physicians. Although we do not distinguish royalties from total product sales, to provide you with some tangible metric to evaluate our progress, I would like to note that fourth quarter royalty payments for sales to U.S. end-users were up 82% versus the third quarter of 2004.

Recently released IMS data indicate that OrthoVisc achieved roughly a 5% market share in Q4 of 2004, and approximately a 2% average over the entire year.

As previously announced we received a milestone payment from Ortho Biotech products for $5 million for mutually agreed upon manufacturing upgrades. Also as expected during the fourth quarter and discussed briefly in the third quarter 10-Q, Ortho Biotech received decisions from the Centers for Medicaid and Medicare Services regarding reimbursement rates for OrthoVisc. A specific code must be assigned that designates how much physicians should be reimbursed for a particular treatment. Codes for new products are issued annually at the end of the calendar year for the upcoming year.  OrthoVisc received a published reimbursement rate under what is known as a miscellaneous J-code. The rate, approximately $215 per injection, was based on a three injection regimen. This compares with approximately $200 for the three injection regimen of Synvisc and $110 for Hyalgan and $110 for Supartz, the latter two are five injection treatments. OrthoVisc was granted a distinct C-code for reimbursement within hospital outpatient settings. This represents approximately 10% of the total market.

We believe it is advantageous to have a separate or distinct reimbursement code because it generally means less paperwork for the physicians and their staff. We believe that this paperwork unfortunately can pose a barrier to product adoption even in cases where OrthoVisc may be the preferred treatment. We did not get a separate J-code this year because we lacked the required 6 months of sales history at the time of filing in March 2004, the same month the product was launched.

Ortho Biotech, with Anika’s assistance, has submitted another application for a distinct J-code for OrthoVisc. Given that we received a C-code, we are optimistic that we will get a distinct J-code that will become effective January 1, 2006. Until then we will need to work through the hurdle whether perceived or real that a miscellaneous J-code poses. As part of this, to assist doctors with the reimbursement process and ease the administrative burden, Ortho Biotech has added new patient and physician tools to its dedicated Website for OrthoVisc. These include information on billing and reimbursement, patient assistance, prescribing information and a host of resources to streamline the prescribing process. If you are interested, all of this may be found online at Orthoviscline.com.

Moving along we also have conducted and completed an OrthoVisc retreatment clinical study which covers periods extending beyond the initial 6 month treatment period. We have received approval for this retreatment safety claim from the FDA. Given OrthoVisc’s strong safety record we believe the results from this retreatment study will help to further distinguish OrthoVisc in the competitive landscape.

Finally there is one point I would like to make while we are discussing domestic OrthoVisc sales. As you are all aware, there have been several highly publicized incidents of so-called COX-2 pain inhibitors, such as Vioxx that have been withdrawn from the market. They were a popular remedy for OrthoVisc, I’m sorry, osteoarthritis of the knee because it is easy to take a pill. However, unlike viscosupplementation which is a targeted treatment, they bathe the whole body in medication. While it will not be a short-term process, we think the removal of these therapies may help open up the market further and make viscosupplementation a more widespread treatment option for people suffering from OA.

I would like to turn briefly to our expectations for OrthoVisc in the U.S. for 2005. As mentioned in previous earnings calls, J&J companies typically establish large product inventories when working with new suppliers. Given this and the slower than planned market uptake, it is likely that unit sales to Ortho Biotech in 2004 will be below — I’m sorry — unit sales to Ortho Biotech in 2005 will be below 2004 levels. However, we currently anticipate that sell-through rates and the associated royalty payments should be higher. All in all, we will continue to work to the best of our efforts with Ortho Biotech to meet and surpass sales goals.

I will now turn to OrthoVisc international sales. I’m pleased to report that international sales of OrthoVisc are generally going well. All told, international sales of OrthoVisc were up 31% for the year. We had significant increases in penetration in Canada and Greece and major growth in Turkey. Turkey, our largest international customer, continues to find ways to grow the market and maintain market share. All of these countries have effective marketing campaigns and enthusiastic physician champions, a key to their success.

We instituted a number of promotional programs in several countries that allow marketers to individualize these concepts for their respective markets. We plan to continue fostering these programs in 2005 and provide promotional support in those cases where we see opportunities for the greatest return on investment. For the becoming year, we are targeting entry into several new countries and assessing potential distributors. Recently we gained approval to introduce OrthoVisc in Jordan as part of our efforts to expand our presence in the Middle East.

We have assessed the world market, taking into account our premier products status and we are actively pursuing commercial partners in promising territories. We believe there is a solid opportunity for OrthoVisc in these international markets

I will now change gears to discuss our second family of products, ophthalmic viscoelastics, for use in eye surgery. Ophthalmic sales decreased 14% in the fourth quarter but were up 10% for 2004, a record year for this product area.

Looking ahead with the departure of AMO as a customer in 2005 due to their purchase of the Pharmacia ophthalmics business and with it the Healon family of viscoelastic products, it is not likely that we will be able to sustain these record levels of 2004 in 2005. However, the business remains solid and we expect modest growth over time

In a major development during the last quarter, we signed a new supply agreement with Bausch & Lomb. This contract further strengthened our relationship with B&L and has set the stage for us to work together on potential new products. Under the new agreement, which extends through January 31, 2010, Anika will continue to be the exclusive global supplier for Amvisc and Amvisc Plus, to B&L. This latest agreement supersedes an existing supply contract which was set to expire at the end of 2007.

The contract gives Anika first manufacturing rights to new viscoelastic products developed by Bausch & Lomb. It also gives Bausch & Lomb rights to commercialize future surgical ophthalmic viscoelastic products Anika may develop. Additionally, Anika can continue and extend existing supply relationships with current customers for its viscoelastic products. We know Bausch & Lomb is strongly committed to increasing its penetration of the global viscoelastic market in part by developing innovative new products, and we are very eager to support their bid for larger market share.

Our other osteoarthritis product is Hyvisc for the treatment equine osteoarthritis. It is marketed in the United States by Boehringer Ingelheim Vetmedica. They had a good quarter for Hyvisc with sales up nearly 150% on a quarter over quarter basis. For the full year sales were up 18%. We continue to look at other veterinary applications and opportunities to expand geographical territories for this product and will keep you informed of our progress toward this initiative.

I will now turn to our research and development program. As many of you know, we have two products in clinical trial. CTA, which is short for cosmetic tissue augmentation, and Incert for the prevention of postsurgical adhesions. First I will cover CTA. CTA is a therapy designed to meet the growing demand for soft tissue fillers for facial wrinkles, scar remediation and lip augmentation. With the general aging of the population and recent therapeutic innovations, we believe the demand will grow significantly for tissue filler procedures.

In September we completed enrollment for a U.S. Phase III pivotal clinical trial for CTA which includes approximately 200 patients. The trial involves the use of CTA for correcting nasolabial folds. It is being conducted dermatologists and plastic surgeons at 10 centers throughout the U.S. Treatments are administered via injection. The FDA approved our IDE for a retreatment trial in December and we have initiated such a study to determine the safety and efficacy of repeat procedures.

The Ortho Neutrogena Division of Johnson & Johnson is our commercial partner for CTA. They are very entrepreneurial in their approach to developing plans for this product and we are very pleased with the collaboration. As mentioned earlier Ortho Neutrogena is funding the Phase III trial and supporting Anika in the development of this product as well as possible line extensions of hyaluronic acid based dermatologic products. Assuming that the trial goes according to plan and that data are positive, we expect to receive U.S. regulatory approval for CTA in early 2006.

Ortho Neutrogena is initially focused on the U.S. market which is currently projected to grow to approximately $250 million in 2006, but there is a large promising international market for this product as well, and Ortho Neutrogena is actively developing plans for introducing CTA into select countries outside of the United States.

Our second therapy now in clinical trials is Incert, a family of bioresorbable chemically modified hyaluronic acid therapies designed to act as a barrier to prevent internal tissue adhesion and scarring following spinal, cardiac, pelvic or abdominal surgery. Such adhesions can lead to recurrent back pain, female infertility and intestinal blockage, sometimes necessitating costly second surgeries.

We now have CE mark approval in EU for all anti-adhesions applications. We’re currently conducting a human pilot clinical trial to test the safety and effectiveness of Incert-S for the prevention of internal adhesions or scarring following spinal surgery. It is being conducted at two centers in the United Kingdom and will involve approximately 45 patients. The trial is proceeding more slowly than we anticipated but we do expect to complete enrollment in the first half of 2005. We are now looking at options for commercializing Incert.  We may partner with a company that has worldwide marketing and distribution scope or we may find a strong well-targeted regional distributor, say a European concern that specializes in spinal therapies. The planning for a commercial rollout in Europe and possibly a U.S. clinical trial, will be driven by the results of the current pilot trial

With regard to other research and product development initiatives, finding new applications for HA molecule is a very active area of research right now, and given the breadth and depth of our expertise with HA, we are well-positioned for assessing and pioneering other novel therapeutic applications.

My feeling is that we need to pick some targets to go after in a very short period of time. The most likely prospects involve variations on our current OrthoVisc formulation that target OA related ailments. Another promising area for longer-term development is with potential products using our proprietary chemically modified HA. HA has considerable potential. It can be fabricated in many physical forms for a variety of tissue engineering applications. HA can be a standalone device to simulate guided tissue regeneration or can be a matrix for stem cell differentiation and proliferation.

In addition, HA can be designed and formulated to act as a delivery system for disease modifying drugs, both small molecules as well as recombinant protein. Potential applications might be articular cartilage regeneration, tendon and ligament repair as well as possible neural regeneration. While we do expect to increase spending on R&D in 2005, I do not envision building a large R&D staff and focusing entirely on internal research and development. More likely we will balance this with an opportunistic approach and seek alliances and strategic acquisitions that complement our current technology and commercial focus.

I would like now to give you an update on manufacturing advances at Anika. Those of you who have followed the Company for some time know that we implemented a number of manufacturing upgrades in 2003 that were manifested in greatly improved margins in 2004. In 2005 we plan to make additional changes to our manufacturing operation and to attempt to drive down our costs. We will be employing efficiencies where possible and then automating them into the production process. In particular, we intend to add new equipment that will enable us to process commercial scale batches of chemically modified HA for CTA, Incert and other potential applications.

We are looking at spending approximately $1.5 million on capital improvements to our manufacturing operations in 2005 and 2006. Pricing is competitive in many of our markets and we believe that investments today in driving down our cost of sales will put us in a better position for maintaining and expanding market share in the future.

In other business regarding executive staffing, our search is still on for a new CFO and we hope to name a successor soon.

In conclusion, I would like to lay out our corporate objectives for 2005. As I see it, we are at the beginning of a new phase of growth for the Company. Our objectives at the start of this new pathway are to support to the best of our ability U.S. OrthoVisc sales growth and to expand international sales of OrthoVisc, file a PMA in the United States for our cosmetic tissue augmentation product, complete our pilot Incert trial and a strategic game plan for commercializing that product assuming a positive outcome to the current trial, initiate more trials with the OrthoVisc formulation, continue to increase gross margins by further upgrading manufacturing processes and efficiencies, complete management team staffing, and finally establish a 5-year strategic plan to maximize our many assets at the Company including our strong cash position.

With that, we thank you for your attention and we will now open the call to any questions you may have. We are ready for questions.

Latoya, we are ready for questions.

(OPERATOR INSTRUCTIONS)

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Bill Plovanic of First Albany Capital.

Brian Wong  - First Albany Capital - Analyst

Actually it is Brian for Bill. Can you hear me okay?

Charles Sherwood  - Anika Therapeutics - President & CEO

Yes, Brian.

Brian Wong  - First Albany Capital - Analyst

Good morning. Great quarter, congratulations.

Charles Sherwood  - Anika Therapeutics - President & CEO

Thank you.

Brian Wong  - First Albany Capital - Analyst

Just a couple of questions. If you can give us a little more color on what was going on with the license revenues? It was a pretty big number even with the $1.1 million (uninteligible). Was there anything else in there that we missed?

Jim O’Neill  - Anika Therapeutics - Controller & CAO

The contract revenue was really related to Ortho Neutrogena for the year was the $1.4 million. About $1.1 million of that came through in the quarter. A couple of reasons for that increase. One was, just increased activity overall in reimbursable work for Ortho Neutrogena. And the other part was really related to revenue recognition and accounting for the contract under a performance-based model. Essentially what it created was the ability to, or resulted in, us recognizing some of the revenue that had been deferred in the prior quarter.

Brian Wong  - First Albany Capital - Analyst

In terms of the Sarbanes-Oxley cost, just wondering if you could give us a little more color on what that amount might have been for the quarter?

Jim O’Neill  - Anika Therapeutics - Controller & CAO

For the quarter somewhere in the neighborhood of about $500,000.

Brian Wong  - First Albany Capital - Analyst

 Okay. Could you talk a little bit about your tax rate, maybe what that was? Then a last question, what you had in gross margins going forward, where do you think that might go?

Jim O’Neill  - Anika Therapeutics - Controller & CAO

With respect to the tax rate, the impact was primarily related to R&D and other federal and state tax credits that we had underestimated during the first part of the year and those flowed through in the fourth quarter and are reflected in our rate that came up for the year, of about 39% for the book effective rate.

Brian Wong  - First Albany Capital - Analyst

Okay.  And the gross margins, where do think that my go in ‘05?

Charles Sherwood  - Anika Therapeutics - President & CEO

If you look back over three years we took it from about 27 to mid-50s, where we are now. I think there is still some upside but we are not going to experience the magnificent gains that we have had in the past. Hopefully we can creep that up, but I forget what is typical for a medical device company like us, but I think it is somewhere 60%. Is that right, Jim?

I think we got a little bit of upside, but you know as we introduce, as we pump more volume through the plant, units go up,. as we introduced - the only reason I’m hedging this a little bit, is as we introduce new products like chemically modified HA, they may come with additional costs until we get a little bit better at manufacturing, more efficient at manufacturing them. I don’t think we will decline at all but we may stay flat for a while because of the new products.

Brian Wong  - First Albany Capital - Analyst

Thanks, and again, great quarter.

Charles Sherwood  - Anika Therapeutics - President & CEO

Thanks, very much.

Operator

Clint Kuboyama with Sidoti & Co.

Clint Kuboyama  - Sidoti & Co. - Analyst

Could you disclose your revenues from Ortho Biotech in the quarter? I know you gave the international piece, but I missed it. I think that was $1.1 million. Is that correct for the OrthoVisc? Yes?

Jim O’Neill  - Anika Therapeutics - Controller & CAO

Yes, the international portion was $1.1 million.

Clint Kuboyama  - Sidoti & Co. - Analyst

Okay. Are these Sarbanes-Oxley costs in the quarter, is that a seasonal thing? Are they going to continue throughout the year?

Jim O’Neill  - Anika Therapeutics - Controller & CAO

No, we don’t expect at this level, to continue to incur these costs. These were largely attributable to first-year implementation of really Section 404 of the Sarbanes-Oxley Act.

Clint Kuboyama  - Sidoti & Co. - Analyst

Okay. I was wondering if you could talk about the retreatment safety plan in terms of what you think that will mean for you competitively, and how that will change OrthoVisc’s labeling?

Charles Sherwood  - Anika Therapeutics - President & CEO

With regard to that, when labeling is first issued on a product, and it was true of ours and all of the others as well, there is a warning and it says safety has not been demonstrated for repeated claims. So that is removed. There are data in the literature and, please feel free to go and look for those if you so desire. Those data seem to indicate at least now with one of the products on the market, that the incidents of adverse events seems to go up fairly significantly upon retreatment, almost some sort of sensitization.

With OrthoVisc, second time through was essentially identical to results the first time. So, there is no such downside with OrthoVisc at all. As a matter of fact it seems the second treatment is just like the first. I would also — we have been on the market, just to throw a little extra information in here — we have been on the market outside the United States for quite some time, since 1996. We have physicians up in Canada who have patients that have had 5, 6, 7 courses of treatment over a number of years with continued benefit.

Clint Kuboyama  - Sidoti & Co. - Analyst

If I remember correctly, is it Synvisc that has approximately a 7% adverse reaction rate for the first treatment, which then doubles to 14% on the retreatment? Is that correct?

Charles Sherwood  - Anika Therapeutics - President & CEO

You have got the product correct. The numbers depend — are you quoting numbers out of their package insert?

Clint Kuboyama  - Sidoti & Co. - Analyst

No, I am not.

Charles Sherwood  - Anika Therapeutics - President & CEO

There are some numbers in the package insert. There are also some numbers in some publications and the numbers do vary. But in general, it looks like the adverse event incident is in the mid to low single digits first time through. Upon retreatment it seems to climb into the double-digit range, so a significant change.

Clint Kuboyama  - Sidoti & Co. - Analyst

Thank you. I’ll get back in que.

Operator

Bill Gibson of Nollenberger.

Bill Gibson  - Nollenberger - Analyst

This question got asked earlier, but I want to make sure I understand it. In the licensing royalty line, that includes the Neutrogena revenue or cost on - or I guess in your case, paid to you for the CTA trial?

Jim O’Neill  - Anika Therapeutics - Controller & CAO

Yes, it does. That is correct.

Bill Gibson  - Nollenberger - Analyst

Where does the cost of that show up then?

Jim O’Neill  - Anika Therapeutics - Controller & CAO

Primarily in the research and development expense line.

Bill Gibson  - Nollenberger - Analyst

So that is part of the R&D line.

Jim O’Neill  - Anika Therapeutics - Controller & CAO

Yes, it is.

Bill Gibson  - Nollenberger - Analyst

What should we expect just from that source alone in 2005?

Charles Sherwood  - Anika Therapeutics - President & CEO

I don’t have an answer right off the top of my head for you, Bill. A couple million dollars, wouldn’t you say?

Jim O’Neill  - Anika Therapeutics - Controller & CAO

Yes.

Bill Gibson  - Nollenberger - Analyst

Is that front half loaded?

Charles Sherwood  - Anika Therapeutics - President & CEO

No, it’s probably - you mean front half loaded 2004, 2005?

Bill Gibson  - Nollenberger - Analyst

I meant 2005. In other words, where is the money spent or is that even over each quarter?

Charles Sherwood  - Anika Therapeutics - President & CEO

It’s probably - we’re trying to figure that out for you right now, Bill.

Bill Gibson  - Nollenberger - Analyst

Just in terms of the last milestone payment, is that realized over the remaining nine years of the contract?

Jim O’Neill  - Anika Therapeutics - Controller & CAO

Are you referring to the initial license fee?

Bill Gibson  - Nollenberger - Analyst

We have the initial fee. What I am curious about from a modeling perspective is what I should put in that figure on a quarterly basis. Are we at $1.1 million plus Neutrogena each quarter?

Jim O’Neill  - Anika Therapeutics - Controller & CAO

I actually don’t have that number here.

Bill Gibson  - Nollenberger - Analyst

Maybe I can call you afterwards with that. That would be a key number. I just want to make sure I understand that.

Charles Sherwood  - Anika Therapeutics - President & CEO

Let me go back to the — let me answer your first question, or try a little bit better Bill. In terms of reimbursable expenses from the trial for the CTA product, we bill them and we collect them as they are billed. Correct, Jim?

Jim O’Neill  - Anika Therapeutics - Controller & CAO

Correct.

Charles Sherwood  - Anika Therapeutics - President & CEO

So a good portion of those clinical expenses are going to roll through essentially in the first two quarters of the year because we will capture the rest of the clinical site expenses, the data manipulation expenses and we intend to file the PMA midyear. While some may flow over into Q3 but the majority of them should be captured in the first half, I would think.

Bill Gibson  - Nollenberger - Analyst

And in terms of OrthoVisc, has the second clinical trial started or when do we start for the second application beyond the knees?

Charles Sherwood  - Anika Therapeutics - President & CEO

We have not started that yet and we will certainly announce that event when we began the trial.

Bill Gibson  - Nollenberger - Analyst

My sense of unit volume sales being down in ‘05, when you exit the year with a 5% share, just seems awfully pessimistic to me. Do you have a sense that — I would at least hope you are hoping for upside to that sort of guidance.

Charles Sherwood  - Anika Therapeutics - President & CEO

We are hoping for upside to that. What I said though, maybe you didn’t quite understand what I said. I am hesitant to lay this out there because this sparked about 25 minutes of discussion on the last earnings call, but I am a risk taker so I will try it again. What I was trying to say was that you’ll recall that we receive royalty payments on end-user sales and we receive transfer payments or product unit sales on product that we ship to Ortho Biotech. You will also recall that we shipped a fair amount of inventory to them in 2004.

My comment was that from a unit product sales perspective which only relates to shipping things to Ortho Biotech, I said it doesn’t look like we are going to repeat these shipments of 2004, or I said it is unlikely that we would exceed the shipments of 2004. Now from a royalty perspective, the royalties are not addressed in that statement. So any sell-through we get on those units which Ortho Biotech may already have, that has no costs associated with them. So it just drops right on through to the bottom-line.

Bill Gibson  - Nollenberger - Analyst

I understand that. I guess I was just thinking at some point, and I was hoping for first or second quarter, they would have worked off all that and you would be at a ship as you sell sort of basis.

Charles Sherwood  - Anika Therapeutics - President & CEO

We may indeed ship a modest amount to them in the first half of the year, but I think unless sales go up dramatically I think it is probably going to be more like second half of the year when we start up reasonable shipments to them.

Bill Gibson  - Nollenberger - Analyst

So other than the IMS data you referred to, you are not really seeing a real start to momentum and part of what their sales force is capable of selling then?

Charles Sherwood  - Anika Therapeutics - President & CEO

It is too early. We don’t have enough data for Q1. Actually Q1 is going to be greatly interesting — the AAOS, American Academy of Orthopedic Surgeons show is going on right now. And I guess hopefully this is a big promotional time for Ortho Biotech for this product with orthopedic surgeons. I would suspect that the real action in Q1 is going to happen from now until the end of the quarter.

Bill Gibson  - Nollenberger - Analyst

Good, thanks.

Operator

Neal Gore with UBS Financial Services.

Neal Gore  - UBS Financial Services - Analyst

Congratulations guys. Great quarter. Just two quick questions. The milestone payments that you’re going to get from Ortho Biotech, there are two still outstanding. One of them you implied you expect to get the unique C-Code this year beginning with sales in January of ‘06. Will that milestone arrive when you get the unique C-code or when the sales start to get covered by it? The second question, is the second milestone payment still outstanding? Is it upon achieving certain levels of sales through Ortho Biotech? Do you expect that it could occur this year?

Charles Sherwood  - Anika Therapeutics - President & CEO

Thanks for your nice comment, Neal. Typically the way that we have characterized the milestone payments in the past, we went and we talked about a dollar figure. I believe it was about $34 million. And in that was some upfront PMA approval milestone, manufacturing upgrade milestone which we achieved and then a success based milestone based on receiving the J-code for 2005. We didn’t get that. So that milestone is no longer available to us. So we ended up with $28.5 or something on the order of that million dollars of milestone payments. The other milestones are sales threshold level success based milestones and they are in outer years. I don’t believe there is even a target for 2005. It is 2006, 2007, out much later in the contract relationship. Does that answer your question?

Neal Gore  - UBS Financial Services - Analyst

So in other words the sales for getting the C-code, the milestone payment for that has disappeared because you had to have gotten it for sales in ‘04 — excuse me in ‘05 rather than ‘04.

Charles Sherwood  - Anika Therapeutics - President & CEO

Correct. And, it was specifically for J-code.

Neal Gore  - UBS Financial Services - Analyst

Okay. Just to comment, I as you know, was injected with OrthoVisc. I have skied every weekend since Thanksgiving with no pain. So, thank you.

Charles Sherwood  - Anika Therapeutics - President & CEO

A satisfied customer, we like that.

Operator

(OPERATOR INSTRUCTIONS). Clint Kuboyama.

Clint Kuboyama  - Sidoti & Co. - Analyst

Thank you for taking my call. Could you quantify the sequential change in royalty payments for OrthoVisc between the second and third quarters?

Charles Sherwood  - Anika Therapeutics - President & CEO

Did you understand the question, Jim? Clint, could you ask that question. I’m not sure we understand.

Clint Kuboyama  - Sidoti & Co. - Analyst

You mentioned earlier that I think there was an 82% quarter-to-quarter improvement in royalty payments, and I was just wondering if you could quantify what that looked like between the second and third quarters?

Charles Sherwood  - Anika Therapeutics - President & CEO

Second and third quarters. I don’t have that — I’m going to have to guesstimate this; I don’t have it on hand. But I would imagine that they were about the same.

Clint Kuboyama  - Sidoti & Co. - Analyst

Okay.

Charles Sherwood  - Anika Therapeutics - President & CEO

He is talking about Q2, Q3. Isn’t that your question?

Clint Kuboyama  - Sidoti & Co. - Analyst

Yes.

Charles Sherwood  - Anika Therapeutics - President & CEO

I think Q2 and Q3 were about the same roughly.

Clint Kuboyama  - Sidoti & Co. - Analyst

Thank you. Could you quantify proportionately how the transfer fee relates to the royalty for OrthoVisc?

Charles Sherwood  - Anika Therapeutics - President & CEO

We have been successfully ducking that question for three conference calls now.

Clint Kuboyama  - Sidoti & Co. - Analyst

So I guess you’re going to continue to do that?

Charles Sherwood  - Anika Therapeutics - President & CEO

We are going to try.

Clint Kuboyama  - Sidoti & Co. - Analyst

Okay. Should I model a 39% tax rate going forward?

Jim O’Neill  - Anika Therapeutics - Controller & CAO

There’s a number of variable factors including the American Job Creation Act which we haven’t fully assessed what impact it is going to have on us in 2005. It is hard to say.

Clint Kuboyama  - Sidoti & Co. - Analyst

Do you have perhaps a range that you could give me?

Jim O’Neill  - Anika Therapeutics - Controller & CAO

I think the 38% to 40% range is probably a good range to use.

Clint Kuboyama  - Sidoti & Co. - Analyst

Okay, thanks again.

Operator

We have a follow-up question from Bill Plovanic.

Brian Wong  - First Albany Capital - Analyst

It’s Brian Wong again. Just wondering if you could comment on Genzyme taking back its rights from Wyeth, whether or not you would see any disruption in that. And any other color you can give on that would be helpful.

Charles Sherwood  - Anika Therapeutics - President & CEO

Sure. I guess I don’t mean to be playful, but I would hope so. Generally I have a lot of respect for Genzyme and I think that they have probably planned out this process quite well. However, there is the potential for disruption in the business whenever sales reps change companies and management philosophies change just a little bit. I can’t — so there is certainly a potential. And I think from a competitive point view, all of the people selling will try to take advantage of that. Also if you looked at the IMS data, Brian, you saw that Synvisc share has gone down over the last couple of quarters. I think particularly Hyalgan as a competitor, has been somewhat successful. And of course OrthoVisc as a new entrant has been successful in taking some of that share. But hopefully, at least from the OrthoVisc perspective, that trend can continue.

Brian Wong  - First Albany Capital - Analyst

Okay, great. Thanks.

Charles Sherwood  - Anika Therapeutics - President & CEO

You’re welcome.

Operator

Curtis Urgott (ph), a private investor.

Curtis Urgott Private Investor

I was wondering if you could talk about your plans on getting into other international markets outside of what you have already discussed on the conference call?

Charles Sherwood  - Anika Therapeutics - President & CEO

I think that — do you mean for existing products or new products?

Curtis Urgott Private Investor

For existing products.

Charles Sherwood  - Anika Therapeutics - President & CEO

For existing products. I think that there is some — with regard to ophthalmics we work generally through our partners. There is some potential to look internationally at being able to distribute those viscoelastics, but primarily our business in that franchise is within the United States. In our veterinary business we market only in the United States and we are actively looking with Boehringer Ingelheim and if they have no interest potentially with others to try to expand that business beyond the U.S. borders.

Finally, in the OrthoVisc business we work with Ortho Biotech in the United States and they have an option for Mexico as well, which we are still discussing. But outside of the United States we work with our regional distributors. And when I talked about in the call about getting into more countries, it would be with either country specific or more regional distribution agents that we would work directly with. And we do have plans to try to expand the reach of OrthoVisc worldwide. Okay?

Curtis Urgott Private Investor

Thank you very much.

Charles Sherwood  - Anika Therapeutics - President & CEO

You’re welcome.

Operator

Bill Plovanic.

Brian Wong  - First Albany Capital - Analyst

One last question, I forgot to get in. Could you quantify or maybe give us a little bit of guidance on what forward license revenue might be for ‘05?

Jim O’Neill  - Anika Therapeutics - Controller & CAO

Could you ask that again? I didn’t quite hear that.

Brian Wong  - First Albany Capital - Analyst

Just was wondering if you could give us some guidance on what you think forward license revenue might be for ‘05?

Charles Sherwood  - Anika Therapeutics - President & CEO

In the license milestone and contract category?

Brian Wong  - First Albany Capital - Analyst

Yes.

Jim O’Neill  - Anika Therapeutics - Controller & CAO

Again, the license and milestone component is fairly fixed as we amortize through those upfront payments — upfront and milestone payments from Ortho Biotech, and that is with respect to the $20 million, the $2 million and the $5 million that we just received on the manufacturing upgrade milestone. With respect to the contract revenue, that again is going to relate to the amount of activity in the clinical trials and reimbursable expenses from Ortho Neutrogena. As Chuck indicated, will be heavier in the front half and a little bit lighter toward the second half of 2005, and I think we said $2 million in the year.

Charles Sherwood  - Anika Therapeutics - President & CEO

There is one bogey hanging out there Brian, and it relates to some new accounting standards and how you treat some of these license revenues, and we are still evaluating that and what impact that will have on us. We certainly wouldn’t recognize any less revenue on a go forward basis. But there is a possibility that it might influence how we recognize this milestone and contract revenue. Just from a general really, really rough look at things, it is pretty much straight-lined out, would you say, Jim?

Jim O’Neill  - Anika Therapeutics - Controller & CAO

You could straight-line it out. I mean, as Chuck said  it’s going to depend a lot on how this revenue recognition plays out.

Charles Sherwood  - Anika Therapeutics - President & CEO

Have we thoroughly confused you?

Brian Wong  - First Albany Capital - Analyst

Yes, but that is okay.

Charles Sherwood  - Anika Therapeutics - President & CEO

Sorry. The bottom line is, if you are looking to put something in an estimate you could just try to straight line things out as you have them today. Would that be fair, Jim?

Jim O’Neill  - Anika Therapeutics - Controller & CAO

That would be fair.

Brian Wong  - First Albany Capital - Analyst

That’s fine. Thanks, again.

Operator

At this time there are no further questions.

Charles Sherwood  - Anika Therapeutics - President & CEO

Thank you all for joining us for today’s call. We certainly appreciate your interest in Anika, and we look forward to reporting on our progress to you in future calls.

Operator

This now concludes today’s conference call. You may now disconnect.

DISCLAIMER

Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2005, Thomson StreetEvents All Rights Reserved.